Exhibit 99.2

Condensed Consolidated Financial Statements (Unaudited)

As of September 30, 2021 and December 31, 2020 and for the

three and nine months ended September 30, 2021 and 2020

i

Chrysler Jeep of White Plains, Inc.

Condensed Consolidated Balance Sheets (Unaudited)

September 30, 2021 and December 31, 2020

	September 30, 2021	December 31, 2020

ASSETS
Current assets:
Cash and cash equivalents	$8,203,632	$6,933,630
Contracts in transit	3,016,214	5,404,169
Receivables, net	712,829	1,337,984
Inventories, net	6,162,005	14,838,858
Loaner and rental vehicles, net	-	685,506
Prepaid expenses	9,240	7,260

Total current assets	18,103,920	29,207,407

Noncurrent assets:
Property and equipment, net	4,481,922	4,632,755
Other noncurrent assets	32,201	32,201
	4,514,123	4,664,956

Total assets	$22,618,043	$33,872,363

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$288,192	$285,675
Notes payable - related party	28,800	28,800
Current portion of Paycheck Protection Program debt	-	706,668
Floor plan notes payable - trade	7,198,275	21,401,756
Accounts payable	659,148	1,227,494
Accrued expenses	727,798	827,243

Total current liabilities	8,902,213	24,477,636

Paycheck Protection Program debt, less current portion	-	717,354
Interest rate swap liability	68,118	125,818
Long-term debt, less current portion	3,691,242	3,906,884

Total liabilities	12,661,573	29,227,692

Equity:
Common stock, no par value, 200 shares authorized, and outstanding	-	-
Additional paid-in-capital	2,400,000	2,400,000
Retained earnings	7,313,852	2,165,226
Noncontrolling interest in consolidated subsidiary	242,618	79,445

Total equity	9,956,470	4,644,671

Total liabilities and equity	$22,618,043	$33,872,363

See accompanying notes to the unaudited condensed consolidated financial statements.

Chrysler Jeep of White Plains, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

Three Months and Nine Months Ended September 30, 2021 and 2020

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

Sales	$28,593,152	$24,586,323	$79,517,551	$62,928,843

Cost of sales	25,096,835	22,623,913	71,160,097	58,462,236

Gross profit from sales	3,496,317	1,962,410	8,357,454	4,466,607

Financing, insurance, service contract and other income, net	1,467,040	1,039,862	3,798,771	2,597,410

Gross profit	4,963,357	3,002,272	12,156,225	7,064,017
Operating expenses:
Variable selling	692,767	472,711	1,708,791	1,260,753
Floor plan interest	33,231	49,316	152,245	296,858
Advertising	25,184	1,493	(35,410)	176,848
Personnel	1,501,927	915,576	3,504,245	2,558,787
Semi-fixed	429,587	504,036	1,325,612	1,523,613
Fixed	160,352	207,058	638,607	815,012
	2,843,048	2,150,190	7,294,090	6,631,871

Income from operations	2,120,309	852,082	4,862,135	432,146

Non floor plan interest expense	(20,338)	(18,087)	(59,620)	(214,465)
Other income (expense), net	282,991	32,938	318,371	138,353
Gain on extinguishment of Paycheck Protection Program debt	1,070,112	-	2,494,134	-

Net income	3,453,074	866,933	7,615,020	356,034

Net income attributable to noncontrolling interest	100,516	132,013	370,323	125,576

Net income attributable to controlling interest	$3,352,558	$734,920	$7,244,697	$230,458

See accompanying notes to the unaudited condensed consolidated financial statements.

Chrysler Jeep of White Plains, Inc.

Condensed Consolidated Statements of Changes in Equity (Unaudited)

Three Months Ended September 30, 2021 and 2020

			Noncontrolling
	Common		Interest in
	Stock and	Retained	Consolidated	Total
	Capital	Earnings	Subsidiary	Equity

Balance, June 30, 2020	$2,400,000	$2,016,675	$(109,142)	$4,307,533

Distributions	-	-	(69,217)	(69,217)

Net income	-	734,920	132,013	866,933

Balance, September 30, 2020	$2,400,000	$2,751,595	$(46,346)	$5,105,249

			Noncontrolling
	Common		Interest in
	Stock and	Retained	Consolidated	Total
	Capital	Earnings	Subsidiary	Equity

Balance, June 30, 2021	$2,400,000	$3,961,294	$213,125	$6,574,419

Distributions	-	-	(71,023)	(71,023)

Net income	-	3,352,558	100,516	3,453,074

Balance, September 30, 2021	$2,400,000	$7,313,852	$242,618	$9,956,470

See accompanying notes to the unaudited condensed consolidated financial statements.

Chrysler Jeep of White Plains, Inc.

Condensed Consolidated Statements of Changes in Equity (Unaudited)

Nine Months Ended September 30, 2021 and 2020

			Noncontrolling
	Common		Interest in
	Stock and	Retained	Consolidated	Total
	Capital	Earnings	Subsidiary	Equity

Balance, December 31, 2019	$-	$(1)	$114,805	$114,804

Distributions	-	-	(286,727)	(286,727)

Net income	-	230,458	125,576	356,034

Balance, September 30, 2020	$-	$230,457	$(46,346)	$184,111

			Noncontrolling
	Common		Interest in
	Stock and	Retained	Consolidated	Total
	Capital	Earnings	Subsidiary	Equity

Balance, December 31, 2020	$2,400,000	$2,165,226	$79,445	$4,644,671

Distributions	-	(2,096,071)	(207,150)	(2,303,221)

Net income	-	7,244,697	370,323	7,615,020

Balance, September 30, 2021	$2,400,000	$7,313,852	$242,618	$9,956,470

See accompanying notes to the unaudited condensed consolidated financial statements.

Chrysler Jeep of White Plains, Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

Nine Months Ended September 30, 2021 and 2020

	2021	2020

Cash flows from operating activities:
Net income	$7,615,020	$356,034
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	125,327	143,078
Gain on extinguishment of Paycheck Protection Program debt	(2,494,134)	-
Change in fair value of interest rate swap	(57,700)	91,531
Changes in assets and liabilities:
Contracts in transit	2,387,955	1,903,067
Receivables	625,155	413,309
Inventories	8,704,543	6,884,909
Loaner and rental vehicles, net	685,506	640,633
Prepaid expenses and other assets	(1,980)	35,525
Accounts payable and accrued expenses	(667,791)	845,440

Net cash provided by operating activities	16,921,901	11,313,526

Cash flows from investing activities:
Purchase of property and equipment	(8,097)	-
Proceeds from sales of property and equipment	5,913	-

Net cash used in investing activities	(2,184)	-

Cash flow from financing activities:
Proceeds from Paycheck Protection Program debt	1,070,112	1,424,022
Distributions	(2,303,221)	(286,727)
Change in floor plan notes payable - non-trade	(14,203,481)	(10,679,603)
Payments on long-term debt	(213,125)	(135,902)

Net cash used in financing activities	(15,649,715)	(9,678,210)

Net change in cash and cash equivalents	1,270,002	1,635,316

Cash and cash equivalents, beginning of period	6,933,630	5,198,949

Cash and cash equivalents, end of period	$8,203,632	$6,834,265

Supplemental disclosure of cash flow information:
Cash paid for interest, including floor plan interest	$230,117	$547,843

Supplemental schedule of noncash investing and financing activities:
Transfers between property and equipment and inventory, net	$27,690	$-

See accompanying notes to the unaudited condensed consolidated financial statements.

Chrysler Jeep of White Plains, Inc. Notes to Condensed Consolidated Financial Statements (Unaudited)

Notes to Condensed Consolidated Financial Statements

1. Nature of Business and Summary of Significant Accounting Policies

Nature of business

Chrysler Jeep of White Plains, Inc. (the “Company”) is a franchised dealer of Stellantis N.V. Through the dealer agreement, the Company markets new vehicles, replacement parts, service, accessories, and financing and leasing. In addition, it also retails and wholesales used vehicles. The dealer agreement designates the specific market area in which the Company operates; however, there is no guarantee of exclusivity within this area. The specified market area for the Company includes the White Plains, New York area.

70 Westchester LLC is a real estate holding entity related to the dealership, and is included in the condensed consolidated financial statements as a Variable Interest Entity.

Principles of consolidation and combination

The accompanying condensed consolidated financial statements of White Plains Chrysler Dodge Jeep Ram are comprised of the entities listed below. All significant intercompany balances and transactions have been eliminated in the condensed consolidated financial statements.

White Plains Chrysler Dodge Jeep Ram (White Plains CDJR)

70 Westchester LLC (Westchester)

Interim financial statements

The accompanying unaudited condensed consolidated financial statements as of September 30, 2021 and December 31, 2020 and for the three and nine months ended September 30, 2021 and 2020, are unaudited and have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for fair presentation have been included. Operating results for the three and nine months ended September 30, 2021, are not necessarily indicative of the results that may be expected for the year ended December 31, 2021. The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and related notes thereto for the years ended December 31, 2020 and 2019.

Contracts in transit

Contracts in transit represent amounts due for customer contracts sold to financial institutions. These contracts are typically collected within 15 days.

Receivables

Receivables consist primarily of amounts due from other dealerships and auto auctions as a result of vehicle sales; amounts due from third parties for parts sold or services provided; and amounts due from manufacturers for incentives and warranty reimbursements. Receivables also include commissions on aftermarket products. Receivables from the sale of vehicles are secured by the related vehicles. Receivables arising from the sale of parts and service are uncollateralized customer obligations due under normal trade terms requiring payment within 30 days from the invoice date.

Chrysler Jeep of White Plains, Inc. Notes to Condensed Consolidated Financial Statements (Unaudited)

The carrying amount of accounts receivable is reduced by an allowance that reflects management's best estimate of the amounts that will not be collected. Management reviews each receivable balance that exceeds 90 days from the invoice date and based on historical bad debt experience and management's evaluation of customer credit worthiness, estimates that portion, if any, of the balance that will not be collected. No interest is charged on delinquent receivables.

Inventories

The cost of new vehicles is determined using the last-in, first-out ("LIFO") method. All inventories are reported at the lower of cost or net realizable value. Cost of used vehicles, parts, accessories, and other inventories is determined on a specific identification basis.

Loaner and Rental Vehicles

The Company loans vehicles to customers on a daily basis. Loaner vehicles are stated at cost net of accumulated depreciation, which is computed on the straight-line method. These vehicles are considered to be current assets since they are normally sold within twelve months as part of the Company’s normal operations.

Property and equipment

Property and equipment are stated at cost. Expenditures for maintenance, repairs and minor renewals are charged to expense as incurred. Major renewals and betterments are capitalized. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the assets or the length of the related lease, if shorter. The useful lives of property and equipment for purposes of computing depreciation and amortization are as follows:

Buildings	10 - 39 years
Leasehold improvements	10 - 39 years
Equipment, furniture and fixtures	3 - 10 years
Company vehicles	5 years

Long-lived assets

The Company records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. There were no indicators of impairment at September 30, 2021 or December 31, 2020.

Factory incentives

The Company receives various incentive payments from the manufacturer. These incentive payments are typically received on parts purchases and on new vehicle retail sales. The incentives are reported as reductions of cost of sales in the condensed consolidated statements of operations.

Chrysler Jeep of White Plains, Inc. Notes to Condensed Consolidated Financial Statements (Unaudited)

Floor plan interest assistance

The Company receives interest assistance from the automobile manufacturer. The assistance is accounted for as a vehicle purchase price discount and is reflected as a reduction to inventory cost on the condensed consolidated balance sheets and as a reduction to cost of sales in the condensed consolidated statements of operations as the vehicles are sold. At September 30, 2021 and December 31, 2020, inventory cost had been reduced by approximately $44,000 and $137,000, respectively, for interest assistance received from the manufacturer. New vehicle cost of sales has been reduced by approximately $147,000 and $161,000 for interest assistance received related to vehicles sold for the three months ended September 30, 2021 and 2020, respectively, and $571,000 and $422,000 for interest assistance received related to vehicles sold for the nine months ended September 30, 2021 and 2020, respectively.

Revenue recognition

Revenues are recognized upon satisfaction of the Company’s performance obligations under contracts with customers and are recognized in an amount that reflects the consideration the Company expects to receive in exchange for those goods or services, as detailed below.

Revenues from vehicle and parts sales and from service operations are recognized at the time the vehicle or parts are delivered to the customer or the service is completed.

The Company satisfies its performance obligation over time for certain service work performed over time. The Company recognizes revenues for service work in process based on the labor hours expended and parts utilized to perform and complete the services to date, for which the Company has an enforceable right to payment.

The Company arranges financing for customers through various financial institutions and receives financing fees based on the difference between loan rates charged to customers and predetermined financing rates set by the financing institutions. The Company recognizes income from finance and insurance commissions as the contracts are sold. Liability for chargebacks of finance commissions is typically limited to payoffs and defaults occurring in the first three months of the loan. These chargebacks are recognized as incurred.

The Company also receives commissions from the sale of non-recourse third-party extended service contracts to customers. Under these contracts, the third-party warranty company is directly liable for all warranties provided. Commission revenue, net of the related commission expense, is recorded at the time of sale. An allowance of $44,000 and $36,000 for chargebacks of commissions due to early cancellations is recorded on the condensed consolidated balance sheets as of September 30, 2021 and December 31, 2020, respectively.

Chrysler Jeep of White Plains, Inc. Notes to Condensed Consolidated Financial Statements (Unaudited)

The following table summarizes revenue from contracts with customers for the three and nine months ended September 30:

	Three Months Ended
	2021	2020

New vehicle	$18,013,656	$16,665,492
Used vehicle	7,754,639	5,297,665
Parts and service	2,824,857	2,623,166

	28,593,152	24,586,323
Financing, insurance, service contract, and other income, net	1,467,040	1,039,862

	$30,060,192	$25,626,185

	Nine Months Ended
	2021	2020

New vehicle	$52,434,119	$43,866,481
Used vehicle	18,992,738	12,479,101
Parts and service	8,090,694	6,583,261

	79,517,551	62,928,843
Financing, insurance, service contract, and other income, net	3,798,771	2,597,410

	$83,316,322	$62,526,253

Advertising costs

Advertising costs are expensed in the period in which they are incurred. Advertising credits received from the manufacturer were approximately $204,000 and $284,000 for the three months ended September 30, 2021 and 2020, respectively, and $798,000 and $646,000 for the nine months ended September 30, 2021 and 2020, respectively. At September 30, 2021 and December 31, 2020, inventory cost had been reduced by approximately $44,000 and $138,000, respectively, for advertising assistance received from the manufacturer.

Presentation of certain taxes

The Company collects various taxes from customers and remits these amounts to applicable taxing authorities. The Company's accounting policy is to exclude these taxes from sales and cost of sales.

Accounting for income taxes

As an S Corporation, the Company does not pay federal or state income taxes. Instead the members include their share of revenue and expenses in their individual returns. Consequently, no provision for income taxes is included in the condensed consolidated financial statements. The Company intends to make distributions to its members in amounts sufficient to cover the income taxes resulting from their reporting of the Company's income on their individual tax returns. The Company has determined that it does not have any material unrecognized tax benefits or obligations related to positions taken in tax returns (including the Company's status as a pass-through entity) as of September 30, 2021 and December 31, 2020.

Consideration is given to the recognition and measurement of tax positions that meet a “more-likely-than-not” threshold. A tax position is a position taken in a previously filed tax return or a position expected to be taken in a future tax return that is reflected in measuring current or deferred income tax assets and liabilities. Tax positions include the entities’ status as pass-through entities. The recognition and measurement of tax positions taken for various jurisdictions consider the amounts and probabilities of outcomes that could be realized upon settlement using the facts, circumstances, and information available at the reporting date. The Company has determined that it does not have any material unrecognized tax benefits or obligations at September 30, 2021 or December 31, 2020.

Use of estimates

The preparation of condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Chrysler Jeep of White Plains, Inc. Notes to Condensed Consolidated Financial Statements (Unaudited)

Leases

In February 2016, the FASB issued ASU 2016-02, “Leases”. Under the new standard, lessees will need to recognize a right-of-use asset and a lease liability for virtually all of their leases (other than leases that meet the definition of a short-term lease). The liability will be equal to the present value of lease payments. For income statement purposes, the FASB continued the dual model, requiring leases to be classified as either operating or finance. Operating leases will result in straight-line expense (similar to current operating leases) while finance leases will result in a front-loaded expense pattern (similar to current capital leases). Classification will be based on criteria that are largely similar to those applied to current lease accounting. This guidance requires enhanced disclosures, must be adopted using a modified retrospective transition model, and provides for certain practical expedients. The new standard will be effective for the Company January 1, 2022, and the Company is currently evaluating the impact on its condensed consolidated financial statements upon the adoption of this new standard.

Evaluation of subsequent events

The Company has evaluated the effect subsequent events would have on the condensed consolidated financial statements through December 17, 2021, which is the date the condensed consolidated financial statements were available to be issued.

2. Receivables

Receivables consisted of the following at:

	September 30,	December 31,
	2021	2020
Vehicles	$58,345	$113,890
Customers	196,138	153,220
Factory	338,581	990,599
Finance commissions	119,765	80,275

	$712,829	$1,337,984

3. Inventories

Inventories consisted of the following at:

	September 30,	December 31,
	2021	2020

New vehicles	$4,302,691	$13,389,805
LIFO reserves	(1,296,769)	(1,939,753)

	3,005,922	11,450,052
Used vehicles	2,606,490	2,636,549
Parts and accessories and other	549,593	752,257

	$6,162,005	$14,838,858

Chrysler Jeep of White Plains, Inc. Notes to Condensed Consolidated Financial Statements (Unaudited)

4. Property and Equipment

Property and equipment consisted of the following at:

	September 30,	December 31,
	2021	2020

Land	$2,210,778	$2,210,778
Buildings and improvements	3,562,543	3,562,543
Vehicles	122,214	184,047
Furniture and fixtures	524,267	524,267
Equipment	1,140,919	1,140,919
Construction in progress	129,658	129,658

	7,690,379	7,752,212
Accumulated depreciation and amortization	(3,208,457)	(3,119,457)

	$4,481,922	$4,632,755

5. Related-Party Transactions and Balances

The Company had a note payable due to one of the owners in the amount of $28,800 as of both September 30, 2021 and December 31, 2020. The amount is due on demand.

6. Floor Plan and Service Loaner Notes Payable

The Company has a bank floor plan financing agreement with stated limits of approximately $25.0 million for new vehicles, $4.7 million for used vehicles, and $1.8 million for loaners and demos. From time to time, total borrowings exceed stated limits due to the timing of floor plan draws for vehicle shipments from the manufacturer. The floor plan notes are collateralized by substantially all assets of the Company. The interest rate under the agreement is LIBOR plus 1.7% with a minimum of 1.9%.

Chrysler Jeep of White Plains, Inc. Notes to Condensed Consolidated Financial Statements (Unaudited)

7. Accrued Expenses

Accrued expenses consisted of the following at:

	September 30,	December 31,
	2021	2020

Payroll and bonuses	$392,263	$224,979
Interest	17,856	36,108
Taxes	217,233	333,729
Other	100,446	232,427

	$727,798	$827,243

8. Long-Term Debt

Long-term debt consisted of the following at:

	September 30,	December 31,
	2021	2020
70 Westchester LLC Note payable to a bank, due monthly in amounts of principal and interest payments as defined in the loan agreement, with interest at the 30-day LIBOR rate plus a spread, Maturing in November 2022. Secured by real property and equipment and guaranteed by the dealership and the owners.	$3,979,434	$4,192,559
Less current portion of long-term debt	288,192	285,675

	$3,691,242	$3,906,884

9. Paycheck Protection Program Debt

In response to the COVID-19 pandemic, the Coronavirus Aid, Relief and Economic Security (CARES) Act was signed into law on March 27, 2020. The CARES Act provides for the establishment of the Paycheck Protection Program (PPP), a new loan program under the Small Business Administration’s 7(a) program providing loans to qualifying businesses. Additionally, loans originated under this program may be forgiven, in whole or in part, if certain criteria are met.

The Company received PPP loans totaling $2,494,134 and has elected to account for the funds received in accordance with ASC 470, Debt. During the period, the Company spent all funds received under the PPP for qualifying purposes, prepared a forgiveness calculation and submitted an application for forgiveness to its lender. As of September 30, 2021, the Company received notification from the lender and Small Business Administration that the loans had been forgiven and the Company had been relieved of its obligation for the liability. As a result, the Company recognized the outstanding principal balances together with related accrued interest as a gain on extinguishment on the condensed consolidated statements of operations.

Chrysler Jeep of White Plains, Inc. Notes to Condensed Consolidated Financial Statements (Unaudited)

10. Contingencies and Uncertainties

The Company sells customer installment contracts to financial institutions and sells extended warranties on behalf of third parties. In general, finance contracts are without recourse after the customer has made three payments. Some buyers of the contracts retain portions of the finance commissions as reserves against early payoffs. These amounts are recorded on the condensed consolidated balance sheets as finance commissions receivable. The Company is liable for a portion of any customer cancellations; a reserve of $44,000 and $36,000 for these chargebacks was recorded within accrued liabilities on the condensed consolidated balance sheets at September 30, 2021 and December 31, 2020, respectively.

The Company’s facilities are subject to federal, state and local provisions regulating the discharge of materials into the environment. Compliance with these provisions has not had, nor does the Company expect such compliance to have, any material effect upon the capital expenditures, net income, financial condition or competitive position of the Company. Management believes that its current practices and procedures for the control and disposition of such materials comply with the applicable federal and state requirements.

The Company purchases substantially all of its new vehicles and parts from the manufacturer, at the prevailing prices charged by the manufacturer to all franchised dealers. The Company's sales volume could be adversely impacted by any significant reduction in the ability of any manufacturer to support factory warranty expenditures or to supply it with an adequate quantity of vehicles and/or parts, due to unforeseen circumstances or as a result of an unfavorable allocation of vehicles and parts.

As part of the Company's relationship with the manufacturer, it participates in various programs with regard to vehicle allocation, advertising, interest and other incentive programs. These programs are generally on a "turn-to-earn" basis, which rewards new vehicle volume, and are subject to change by the manufacturers at any time. In addition, the franchise agreement contains provisions which generally limit, without consent of the manufacturer, changes in dealership management and ownership, dealership location, place certain financial restrictions, and provide for termination of the franchise agreement by the manufacturer in certain instances.

The Company is involved in certain legal matters that it considers incidental to its business. In management’s opinion, none of these legal matters will have a material effect on the Company’s financial position or results of operations.

In March 2020, the World Health Organization declared the outbreak of COVID-19, a novel strain of Coronavirus, a pandemic. The Coronavirus outbreak has had far reaching and unpredictable impacts on the global economy, supply chains, financial markets, and global business operations in a variety of industries. Governments have taken substantial action to contain the spread of the virus including mandating social distancing, suspension of certain gatherings, and shuttering of certain nonessential businesses. The extent to which it will impact the Company going forward will depend on a variety of factors, including the duration and continued spread of the outbreak, its impact on customers, employees and vendors, as well as governmental, regulatory and private sector responses. The pandemic may have a significant impact on management’s accounting estimates and assumptions. The condensed consolidated financial statements do not reflect any adjustments as a result of the increase in economic uncertainty.

Chrysler Jeep of White Plains, Inc. Notes to Condensed Consolidated Financial Statements (Unaudited)

11. Retirement Plan

The Company sponsors a defined contribution 401(k) plan that covers employees who meet certain age and length of service requirements. Under this plan, the Company may make discretionary contributions. Total contributions by the Company to the plan during the three and nine months ended September 30, 2021 and 2020 were not material.

12. Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, contracts in transit, and receivables. Cash accounts normally exceed FDIC insurance limits and cash equivalents are not federally insured. The concentration of credit risk with respect to contracts in transit is limited primarily to financial institutions. Sales are primarily to individuals and commercial businesses located in the greater White Plains, New York area.

13. Interest Rate Swap

To minimize the effect of variable rate debt, 70 Westchester LLC has entered into an interest rate swap agreement that has a total notional amount of approximately $3,190,000 and $4,120,000 at September 30, 2021 and December 31, 2020, respectively. Under these agreements, the Partnership pays interest at fixed rates and receives interest based on LIBOR. The net liability under the interest rate swaps was $68,118 and $125,818 at September 30, 2021 and December 31, 2020, respectively, on the condensed consolidated balance sheets. The change in value is included in non-floor plan interest expense on the condensed consolidated statements of operations. The interest rate swap matures in August 2022.

14. Variable Interest Entity

Accounting principles generally accepted in the United States of America require a reporting entity to consolidate a variable interest entity when the reporting entity has a variable interest that provides it with a controlling financial interest in the variable interest entity. The entity that consolidates a variable interest entity is referred to as the primary beneficiary of that variable interest entity. The Company uses qualitative and quantitative analyses to determine if it is the primary beneficiary of variable interest entities (VIEs”).

Chrysler Jeep of White Plains, Inc. Notes to Condensed Consolidated Financial Statements (Unaudited)

Accordingly, the Company has determined that 70 Westchester, LLC is a VIE for which the Company is the primary beneficiary, due primarily to Company’s lease agreement with the VIE and the Company’s guarantee of the VIE’s debt. The following table summarizes the balance sheets for consolidated VIE as of:

	September 30,	December 31,
	2021	2020

Assets:
Cash	$88,882	$123,558
Other assets	32,201	32,201
Property and equipment, net	4,223,250	4,298,225

Total assets	$4,344,333	$4,453,984

Liabilities and Members’ Equity:
Accrued expenses	$54,163	$56,162
Fair value of interest rate swap	68,118	125,818
Long-term debt	3,979,434	4,192,559

Total liabilities	4,101,715	4,374,539

Members’ equity (presented as noncontrolling interest in consolidated subsidiaries on the condensed consolidated balance sheets)	242,618	79,445

Total liabilities and members’ equity	$4,344,333	$4,453,984